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                                                                   Sub-Item 77C



              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO HIGH YIELD INVESTMENTS FUND, INC.

An Annual Meeting ("Meeting") of Shareholders of Invesco High Yield Investments Fund, Inc. (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees to its Board of Directors, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                              Votes     Votes
                 Matter                        For     Against
                 ------                     ---------- -------
                 (1). James T. Bunch....... 10,402,442 476,183
                      Bruce L. Crockett.... 10,411,171 467,454
                      Rodney F. Dammeyer... 10,363,072 515,553
                      Jack M. Fields....... 10,405,184 473,441
                      Martin L. Flanagan... 10,407,751 470,874
                      Carl Frischling...... 10,397,877 480,748

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen High Income Trust II.

The results of the voting on the above matters were as follows:

                                                                       Votes    Votes   Votes   Broker
Matters                                                                 For    Against Abstain Non-Votes
-------                                                              --------- ------- ------- ---------
(1).  Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware
      statutory trust............................................... 6,486,047 411,571 128,130 4,006,533
(2).  Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen
      High Income Trust II.......................................... 6,353,843 548,015 123,890 4,006,533